Exhibit 23.4

CONSENT OF STRATEGIC CAPITAL ADVISORY SDN. BHD.

We hereby consent to the inclusion of our opinion letter dated May 25, 2026 (the “Fairness Opinion”), delivered to the Board of Directors of Bio Green Med Solution, Inc. (“BGMS”), as an exhibit to the Registration Statement on Form S-4 (the “Registration Statement”) filed by BGMS with the Securities and Exchange Commission, and to the references to our firm and the Fairness Opinion in the Registration Statement and in the related proxy statement/prospectus included therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Strategic Capital Advisory Sdn. Bhd.
Kuala Lumpur, Malaysia
June 16, 2026